Exhibit 99.2

Certain Assets of 7-Eleven, Inc.

Abbreviated Financial Statements (Unaudited)

As of and for the Six Months Ended June 30, 2021

Certain Assets of 7-Eleven, Inc.

Statement of Assets Acquired and Liabilities Assumed (Unaudited)

June 30, 2021

(Thousands of Dollars)

ASSETS
Current assets:
Cash and cash equivalents	$251
Inventory	11,816
Other current assets	438
Total current assets	12,505
Property and equipment, net	138,448
Right-of-use assets, net	11,328
Total assets	$162,281

LIABILITIES AND NET ASSETS
Current liabilities:
Current portion of operating lease obligations	$1,257
Accrued expenses and other current liabilities	295
Total current liabilities	1,552
Operating lease obligations, less current portion	9,416
Asset retirement obligations	122
Total liabilities	11,090

Net assets	$151,191

See Notes to Abbreviated Financial Statements.

Certain Assets of 7-Eleven, Inc.

Statement of Revenues and Direct Operating Expenses (Unaudited)

Six Months Ended June 30, 2021

(Thousands of Dollars)

Operating revenues	$276,125
Direct operating expenses:
Cost of sales	230,290
Selling expenses	22,378
Depreciation, amortization and accretion expense	5,762
Total direct operating expenses	258,430
Operating revenues less direct operating expenses	$17,695

See Notes to Abbreviated Financial Statements.

Note 1. DESCRIPTION OF BUSINESS

CAPL JKM Partners LLC, an indirect, wholly owned subsidiary of CrossAmerica Partners LP (the “Buyer”) entered into an Asset Purchase Agreement (the “Agreement”) with 7-Eleven, Inc. (“7-Eleven”, “we,” “us” or “our”), which provides for the sale of certain assets of 7-Eleven associated with 106 company operated sites previously operated generally under the Speedway brand (the “Assets”). The sale is closing on a rolling basis starting in June 2021. Through November 3, 2021, we have closed on 103 of the 106 sites. The Assets included fuel and merchandise inventory and property and equipment. The accompanying abbreviated financial statements present the assets acquired and liabilities assumed as of June 30, 2021 and the revenues and direct operating expenses of the Assets for the six months ended June 30, 2021.

The accompanying unaudited statement of assets acquired and liabilities assumed and the unaudited interim statement of revenues and direct operating expenses were prepared for the purpose of assisting CrossAmerica Partners LP in complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the assets, liabilities, equity, revenues, expenses, and cash flows associated with the Assets.

Note 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

7-Eleven has not maintained the separate accounts necessary to present complete financial statements of the Assets. The Assets were not a separate legal entity, subsidiary or operating segment of 7-Eleven. The Assets were never operated as a stand-alone business or division and separate financial statements have not been prepared in the past. Further, 7-Eleven did not separately distinguish cash flow requirements or operating, investing or financing activities of the Assets. As a result of the foregoing, it is not practicable to prepare complete financial statements.

The unaudited statement of assets acquired and liabilities assumed includes only the Assets acquired or to be acquired by the Buyer pursuant to the Agreement. Certain assets and liabilities related to the Assets will not be sold per the terms of the Agreement, and therefore, are not included in the statement of assets acquired and liabilities assumed including, but not limited to, accounts receivable and accounts payable. Outside of operating lease liabilities, certain accruals for real estate and personal property taxes and certain other liabilities specified in the Agreement, no other liabilities, contingent or otherwise, were assumed by the Buyer.

The unaudited statement of revenues and direct operating expenses was derived from the historical accounting records of the Assets, which are maintained in accordance with U.S. generally accepted accounting principles (“GAAP”). The statement of revenues and direct operating expenses is not intended to be a complete presentation of the results of operations as if the Assets were operated independently during the period presented. Further, we do not represent that the results as presented are indicative of the results of operations that would have been achieved if the Assets had operated as a separate, stand-alone entity as of or for the period presented, nor are they indicative of the financial condition or results of operations to be expected in the future due to changes in the business and the omission of certain operating expenses as described below.

Certain expenses, such as corporate and administrative, are not tracked or monitored in a manner that would enable the development of a complete set of financial statements. Such costs include general overhead costs, such as costs related to corporate human resources, accounting, legal, and other administrative services; interest income or expense; and income taxes. As such, only costs directly related to the revenue-generating activities of the Assets are included in this abbreviated financial statement as permitted by Rule 3-05 of Regulation S-X. The statement of revenues and direct operating expenses includes allocations of certain costs directly related to revenue-generating activities as discussed in the policies below. Management of 7-Eleven believes that the allocations are reasonable.

The financing needs of the Assets were supported by 7-Eleven and cash generated by the Assets was transferred to 7-Eleven. As the Assets have historically been managed as part of the operations of 7-Eleven and have not operated as a stand-alone entity, it is impractical to prepare historical cash flow information regarding the operating, investing, and financing cash flows of the Assets. As such, information on cash flows is not presented herein.

Use of Estimates

The preparation of the unaudited abbreviated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from these estimates. Further, these financial statements include allocations and estimates that are not necessarily indicative of the costs and expenses that would have resulted if the Assets had been operated as a separate entity, or the future results of the Assets.

Note 3. INVENTORIES

Inventories consisted of the following at June 30, 2021 (in thousands):

Retail site merchandise	$7,785
Motor fuel	4,031
Inventories	$11,816

Note 4. PROPERTY AND EQUIPMENT

Property and equipment, net consisted of the following at June 30, 2021 (in thousands):

Land	$64,762
Buildings and site improvements	87,281
Equipment	44,574
Construction in progress	458
Property and equipment, at cost	197,075
Accumulated depreciation and amortization	(58,627)
Property and equipment, net	$138,448

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